EXHIBIT 99.1

Location Based Technologies Signs Initial Service Agreement for $1.2 M With Trucking Service Provider

ANAHEIM, Calif.--(BUSINESS WIRE)--Location Based Technologies, Inc. (OTCBB:LBAS - News), a leading-edge service provider of personal, pet and asset location devices, today announced it has signed its first Professional Service Agreement for $1.2M with LoadRack.com, LLC for customization of software and hardware.

“By partnering with LoadRack™, we establish a cornerstone distribution relationship within the massive trucking and freight monitoring industry while allowing LBT to stay focused on its primary market of protecting family, pets, and personal belongings,” said Desiree Mejia, COO of Location Based Technologies. “In this way we leverage a vast vertical market and channel partner by applying our cutting edge PocketFinder Network™ with a hardware application to revolutionize the trucking industry. By partnering with LoadRack, we anticipate sales to exceed $12,500,000 during the first twelve months from launch.”

Due to an overwhelming need in the trucking industry for a reliable asset tracking application, LBT’s solution allows users advanced technology to assist shippers, carriers and truck brokers to optimize resources and coordination by procuring available trucks and loads, while allowing for load visibility across the supply chain. The customized interface for the LoadRack solution can be accessed via the Internet, cell phone or landline to show its exact location in real time. In addition, the devices include several advanced features, such as allowing users to designate customizable zones or lanes which allow stakeholders to be notified when a device leaves or enters a zone, load temperature monitoring, route changes and the ability to manage time delays. By combining the PocketFinder® solution with the LoadRack™ software, load integrity, customer service and load visibility will enhance the procurement and delivery of all goods.

About LoadRack.com, LLC

LoadRack ™ is the premier provider of truck and load matching, with an industry first real-time asset tracking application. Their advanced technology allows shippers, carriers, and truck brokers to optimize resources and coordination by procuring available trucks and loads, while ensuring load integrity across the supply chain. Accessed via Internet, cell phone, or landline, the system allows users to determine load location and status, designate safe and unsafe zones and lanes, monitor load temperatures, facilitate route changes, and effectively manage equipment problems and delays.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:
Location Based Technologies
David Morse, 800-615-0869
dave@pocketfinder.com
or
Northstar Investments
Glenn Busch, CFP, 714-310-8641
Investor Relations
glenn@pocketfinder.com